Filed Pursuant to Rule 433

Relating to the

Preliminary Prospectus Supplement dated January 22, 2014

Registration No. 333-183818

American Midstream Partners, LP
Final Term Sheet
January 23, 2014

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus supplement filed by American Midstream Partners, LP. (the “Partnership”), with the Securities and Exchange Commission (the “SEC”) on January 22, 2014 and their Registration Statement (File No. 333-183818). This issuer free writing prospectus sets forth the final pricing information related to the Partnership’s underwritten public offering of common units representing limited partner interests in the Partnership (the “Common Units”). The information in this free writing prospectus updates and supersedes the information in the preliminary prospectus supplement to the extent that it is inconsistent therewith. All capitalized terms not otherwise defined in this free writing prospectus shall have the meanings given in the preliminary prospectus supplement.

Issuer	American Midstream Partners, LP
Ticker	AMID
Title of Securities	Common Units
Offering Size	3,400,000 Common Units
Over-Allotment Option	510,000
Public Offering Price	$26.75 per Common Unit
Stabilization

Prior to purchasing the Common Units being offered pursuant to the preliminary prospectus supplement, on January 23, 2014, one of the underwriters, on behalf of the syndicate, purchased 23,947 Common Units at an average price of $26.80219 per Common Unit in stabilizing transactions.

Trade Date	January 24, 2014
Settlement	January 29, 2014
Underwriters	Barclays Capital Inc. and UBS Securities LLC
Number of Series B PIK Units to be issued in Series B Issuance	1,168,225

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND PRELIMINARY PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, THE PRELIMINARY PROSPECTUS SUPPLEMENT AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY WRITTEN REQUEST TO AMERICAN MIDSTREAM PARTNERS, LP, 1614 15TH STREET SUITE 300, DENVER CO 80202.  ADDITIONALLY, A COPY OF THE PRELIMINARY PROSPECTUS SUPPLEMENT AND PROSPECTUS RELATING TO THE OFFERING MAY ALSO BE OBTAINED FROM: BARCLAYS, C/O BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, BY EMAIL: BARCLAYSPROSPECTUS@BROADRIDGE.COM, OR BY TELEPHONE AT (888) 603-5847; OR UBS INVESTMENT BANK,  ATTN: PROSPECTUS DEPT., 299 PARK AVENUE, NEW YORK, NY 10171 OR BY TELEPHONE AT (888) 827-7275.